EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

EXECUTIVE EMPLOYMENT AGREEMENT

East West International, Inc. and Nezar Mohamed

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2025 (the “Effective Date”), by and between EAST WEST INTERNATIONAL, INC., a Wyoming corporation (the “Company”), and NEZAR MOHAMED (the “Executive”). The Company and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.The Company was incorporated in the State of Wyoming on June 3, 2025, and, through itself and its wholly owned subsidiary East West Productions, LLC, a Wyoming limited liability company (the “Subsidiary”), intends to operate as an independent film and media content development firm that uses artificial intelligence and other emerging technologies, together with conventional film and video production techniques, to create, monetize, and distribute digital and cinematic content.

B.The Executive founded the Subsidiary and possesses creative, directing, screenwriting, and production experience, together with relationships in international film markets and festival distribution channels, that the Company considers essential to the development and execution of its business plan.

C.The Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT AND TERM

1.1  Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, as its President and Chief Executive Officer, on the terms and subject to the conditions set forth in this Agreement.

1.2  Term.  The initial term of the Executive’s employment under this Agreement commences on the Effective Date and, unless earlier terminated in accordance with Section 7, continues for a period of two (2) years, ending at the close of business on June 14, 2027 (the “Initial Term”).

1.3  Renewal.  Upon expiration of the Initial Term, this Agreement will automatically renew for successive one (1) year periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either Party gives written notice of non-renewal to the other Party not less than sixty (60) days before the end of the Initial Term or the then-current Renewal Term. Non-renewal by either Party is not a termination without Cause or a termination for Good Reason and does not give rise to any severance obligation.

1.4  At-Will Status Not Intended.  The Executive’s employment during the Term is for the specified period and is not employment at will, and may be terminated only as provided in Section 7.

2. POSITION, DUTIES, AND AUTHORITY

2.1  Position.  The Executive shall serve as President and Chief Executive Officer of the Company and shall report directly to the Company’s Board of Directors (the “Board”). The Executive shall have the duties, authority, and responsibilities customarily associated with that position in a company of comparable

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

size and stage of development, together with such other duties consistent with that position as the Board may assign from time to time.

2.2  Principal Duties.  Without limiting the generality of Section 2.1, the Executive’s principal duties and responsibilities include the following:

(a)Overall management. Directing the day-to-day business, operations, and affairs of the Company and the Subsidiary, implementing the business plan approved by the Board, and reporting to the Board on operations, financial condition, and material developments.

(b)Content development and production. Leading the development, production, and publication of digital and cinematic content, including ideation, scriptwriting, directing, editing, and post-production, and establishing and supervising production and quality-control workflows for the Company and the Subsidiary.

(c)AI-assisted production. Evaluating, selecting, licensing, and implementing artificial-intelligence and other production tools for ideation and scriptwriting, video generation and editing, voice and audio synthesis, thumbnail and search optimization, and localization, and integrating those tools with conventional production techniques.

(d)Platform monetization. Developing and publishing content on YouTube, Instagram, and other third-party platforms, including the social media properties operated by the Subsidiary; pursuing monetization through platform advertising, sponsorships, brand partnerships, and affiliate arrangements; monitoring audience metrics and channel performance; and maintaining compliance with the content, monetization, intellectual-property, and synthetic-media policies of each platform on which the Company distributes content.

(e)Long-term slate development. Developing a slate of original narrative features, episodic series, documentaries, and branded content; pursuing international content acquisition, licensing, remake, and adaptation opportunities; and developing global content partnerships and distribution relationships, in each case as and to the extent the Board approves and the Company’s capital resources permit.

(f)Industry relationships. Representing the Company at film festivals, markets, and industry events, and developing and maintaining relationships with producers, distributors, talent, creative personnel, and platform representatives.

(g)Personnel. Identifying, engaging, and supervising creative, technical, production, and administrative personnel, independent contractors, and consultants, in each case within budgets and authority limits approved by the Board.

(h)Capital formation and public-company matters. Supporting the Company’s capital-formation activities and, in coordination with the Board and the Company’s counsel and accountants, supporting the Company’s compliance obligations under the federal securities laws, applicable state securities laws, and the rules of any quotation system on which the Company’s common stock may be quoted, including the execution and certification of filings in the Executive’s capacity as principal executive officer.

(i)Financial and accounting oversight. Until such time as the Company appoints a separate principal financial officer and principal accounting officer, performing the duties of those offices, including oversight of the Company’s books and records, budgets, and financial reporting.

(j)Other duties. Performing such other duties consistent with the Executive’s position as the Board may reasonably assign.

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

2.3  Service to the Subsidiary and Affiliates.  The Executive shall serve, without additional compensation, as an officer, manager, or director of the Subsidiary and of any other entity that the Company may organize or acquire, in each case as the Board may reasonably request. The Executive’s services to the Subsidiary and to any such affiliate are rendered on behalf of and for the benefit of the Company and are compensated solely by the amounts payable under Section 4.

2.4  Service as Director.  The Executive currently serves as a director of the Company. The Executive shall receive no additional compensation for service as a director. Nothing in this Agreement confers on the Executive any right to be nominated for election, or to continue to serve, as a director, and the Executive shall resign as a director upon the Board’s request following any termination of employment.

2.5  Compliance with Policies and Law.  The Executive shall comply with all lawful policies, procedures, and codes of conduct adopted by the Company from time to time, with the Company’s Articles of Incorporation and Bylaws, and with all applicable laws and regulations, including the federal and state securities laws and the Company’s insider-trading restrictions.

3. TIME AND ATTENTION; OUTSIDE ACTIVITIES

3.1  Devotion of Time.  The Executive shall devote substantially all of the Executive’s business time, attention, energy, skill, and best efforts to the business and affairs of the Company and the Subsidiary, and shall discharge the Executive’s duties faithfully, diligently, and in a manner consistent with the Executive’s fiduciary duties to the Company and its stockholders. The Parties acknowledge that, as of the Effective Date, the Executive devotes approximately forty (40) hours per week to the combined business of the Company and the Subsidiary.

3.2  Permitted Activities.  The Executive may, so long as the activities do not individually or in the aggregate materially interfere with the performance of the Executive’s duties, do not create a conflict of interest, and do not violate Section 8: (a) manage the Executive’s personal investments and affairs; (b) participate in charitable, civic, educational, professional, community, and industry activities, including film festivals and industry programs; and (c) with the prior written consent of the Board, serve on the board of directors, board of managers, or advisory board of another entity.

3.3  Disclosure of Conflicts.  The Executive shall promptly disclose to the Board in writing any activity, relationship, or interest that constitutes or may reasonably be expected to constitute a conflict of interest with the Company, including any interest in any entity engaged in content production, distribution, or monetization.

4. COMPENSATION AND BENEFITS

4.1  Base Salary.  As compensation for all services rendered under this Agreement, the Company shall pay the Executive a base salary at the rate of Two Thousand Dollars ($2,000.00) per month, equal to Twenty-Four Thousand Dollars ($24,000.00) per year (the “Base Salary”), payable monthly in arrears in accordance with the Company’s regular payroll practices, less all applicable withholdings and deductions. The Base Salary shall be prorated for any partial month of employment.

4.2  Accrual and Deferral.  The Parties acknowledge that the Company is a development-stage company with limited capital resources and no revenues. If, in any month, the Company determines in good faith that it lacks sufficient cash to pay all or any portion of the Base Salary when due, the unpaid portion shall accrue as an unsecured obligation of the Company, without interest, and shall be paid at such time or times as the Board determines that the Company has sufficient funds available, and in any event no later than the earlier of (a) the Company’s receipt of aggregate net proceeds of at least $[250,000] from any offering of its securities or from operations, or (b) the last day of the Company’s fiscal year following the fiscal year in which the amount was earned. The Executive’s agreement to accrue and defer any portion of the Base

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

Salary in any month is not a waiver of that amount and does not constitute Good Reason under Section 7.5. The Company shall reflect all accrued and unpaid Base Salary as a liability on its financial statements and shall disclose such amounts in its filings to the extent required.

4.3  Salary Review; Increases.  The Board shall review the Base Salary at least annually and may increase, but shall not decrease, the Base Salary during the Term without the Executive’s written consent. As used in this Agreement, “Base Salary” means the Base Salary as so increased from time to time.

4.4  Discretionary Bonus.  The Executive is eligible to receive an annual or other bonus in such amount, and upon satisfaction of such performance criteria, as the Board may determine in its sole discretion. No bonus is guaranteed, and the Executive must be employed by the Company on the date any bonus is paid in order to receive it, except as the Board may otherwise determine.

4.5  Equity Awards.  If and when the Company adopts an equity incentive plan, the Executive shall be eligible to participate on terms determined by the Board. Nothing in this Agreement obligates the Company to adopt a plan or to grant any award. Any award will be governed by the plan and by the award agreement evidencing it.

4.6  Benefits.  The Executive shall be entitled to participate in such employee benefit plans and programs as the Company may adopt and maintain from time to time for its executive employees generally, subject to the terms of those plans. The Parties acknowledge that, as of the Effective Date, the Company maintains no employee benefit plans, and nothing in this Agreement obligates the Company to adopt or maintain any plan.

4.7  Paid Time Off.  The Executive is entitled to [fifteen (15)] days of paid time off per year, in addition to the Company’s recognized holidays, to be taken at times reasonably approved by the Board so as not to interfere materially with the Company’s business. Unused paid time off does not carry over from year to year and is not paid out on termination, except to the extent required by applicable law.

4.8  Business Expenses.  The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of the Executive’s duties, including travel, lodging, festival and market accreditation, production supplies, and software and AI-tool subscriptions, in each case in accordance with the Company’s expense-reimbursement policies as in effect from time to time and upon presentation of documentation reasonably satisfactory to the Company. Expenses exceeding $[1,000] individually, or committing the Company to any recurring obligation, require the prior approval of the Board.

4.9  Withholding.  All compensation payable under this Agreement is subject to withholding for federal, state, and local taxes and to such other deductions as are required by law or authorized by the Executive.

4.10  No Other Compensation.  Except as expressly provided in this Agreement or as the Board may hereafter approve, the Executive is not entitled to any other compensation, commission, fee, or remuneration for services rendered to the Company or the Subsidiary. The Executive shall not receive any commission or other transaction-based compensation in connection with the offer or sale of the Company’s securities.

5. PLACE OF PERFORMANCE

The Executive shall perform the Executive’s duties at the Company’s principal executive offices, at such production or studio locations as the Company may establish, and remotely, as the requirements of the business reasonably dictate. The Executive acknowledges that the position requires domestic and international travel, including to film festivals, markets, and production locations.

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

6. CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY

6.1  Confidential Information.  “Confidential Information” means all non-public information relating to the business of the Company or the Subsidiary, in any form, including business and content plans, production methods, unreleased scripts, treatments, storyboards, footage, and other works in progress; channel and audience analytics; platform account credentials and monetization data; prompts, model configurations, workflows, and other know-how relating to the Company’s use of artificial-intelligence tools; vendor, talent, distributor, and partner lists and terms; financial information, budgets, and projections; investor and stockholder information; and the terms of this Agreement. Confidential Information does not include information that is or becomes generally available to the public other than as a result of a breach of this Agreement.

6.2  Non-Disclosure and Non-Use.  During the Term and at all times thereafter, the Executive shall hold all Confidential Information in strict confidence, shall not disclose it to any person other than in the proper performance of the Executive’s duties or as required by law, and shall not use it for any purpose other than for the benefit of the Company. If the Executive is required by law or legal process to disclose Confidential Information, the Executive shall, to the extent legally permitted, give the Company prompt written notice so that the Company may seek a protective order.

6.3  Permitted Disclosures; Whistleblower Protections.  Nothing in this Agreement prohibits or restricts the Executive from communicating with, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Department of Justice, or any other federal, state, or local governmental or regulatory agency, or from receiving any award for information provided to any such agency, and the Executive is not required to notify the Company of any such communication. In accordance with 18 U.S.C. § 1833(b), the Executive shall not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.4  Work Product.  “Work Product” means all content, works of authorship, scripts, screenplays, treatments, formats, films, videos, audiovisual works, music, images, artwork, thumbnails, titles, characters, designs, software, prompts, workflows, data, inventions, discoveries, improvements, know-how, trademarks, and other materials that the Executive conceives, creates, develops, generates, produces, or reduces to practice, alone or with others, during the Term and relating to the actual or anticipated business, research, or development of the Company or the Subsidiary, or that result from work performed for the Company or the Subsidiary or from the use of the Company’s or the Subsidiary’s time, facilities, equipment, accounts, licenses, or Confidential Information, in each case whether or not created with the assistance of artificial-intelligence tools.

6.5  Ownership; Work Made for Hire.  All Work Product is and shall be the sole and exclusive property of the Company. To the extent any Work Product constitutes a “work made for hire” under the United States Copyright Act, it shall be deemed a work made for hire and the Company shall be the author and owner. To the extent any Work Product does not so qualify, the Executive hereby irrevocably assigns to the Company all right, title, and interest in and to such Work Product, including all copyrights, trademarks, patent rights, trade secrets, and other intellectual property rights therein, throughout the world and in perpetuity, together with all rights of action and remedies for past, present, and future infringement.

6.6  AI-Generated Material.  The Parties acknowledge that the legal status of material generated with the assistance of artificial-intelligence tools is uncertain and evolving, that such material may not be eligible for copyright protection in whole or in part, and that the Executive makes no representation as to the copyrightability of any Work Product. The Executive nonetheless assigns to the Company all right, title, and interest, of whatever nature and to whatever extent existing, that the Executive holds or may hold in

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

any such material, and shall document the human authorship contributions to Work Product to the extent reasonably requested by the Company. The Executive shall use artificial-intelligence tools only under license terms that permit the Company’s intended commercial use of the resulting output, and shall not knowingly input Confidential Information into any tool whose terms would compromise its confidentiality or the Company’s ownership of the output.

6.7  Moral Rights.  To the fullest extent permitted by applicable law, the Executive waives, and agrees not to assert against the Company or its licensees or assignees, all rights of paternity, integrity, attribution, disclosure, withdrawal, and other rights commonly known as “moral rights” in the Work Product. Where such rights cannot be waived, the Executive consents to any act of the Company that would otherwise infringe them.

6.8  Further Assurances.  The Executive shall promptly disclose all Work Product to the Board and shall, at the Company’s expense and both during and after the Term, execute all documents and take all actions the Company reasonably requests to evidence, perfect, register, defend, or enforce the Company’s rights in the Work Product. The Executive irrevocably appoints the Company as the Executive’s attorney-in-fact, coupled with an interest, to execute such documents on the Executive’s behalf if the Executive is unable or unwilling to do so.

6.9  Prior Works.  The Executive has listed on Schedule 1 all works, projects, and intellectual property owned or co-owned by the Executive before the Effective Date that are not assigned under this Agreement (“Prior Works”). If no Schedule 1 is attached, or if it is blank, the Executive represents that there are no Prior Works. If the Executive incorporates any Prior Work into any Work Product, the Executive grants the Company a perpetual, irrevocable, worldwide, royalty-free, sublicensable, transferable license to use, reproduce, modify, distribute, publicly perform, publicly display, and otherwise exploit that Prior Work as part of the Work Product. The Parties acknowledge that all membership interests in the Subsidiary were acquired by the Company on June 9, 2025, and that all assets and intellectual property of the Subsidiary are, accordingly, owned by the Company and are not Prior Works.

6.10  Third-Party Rights.  The Executive shall not knowingly incorporate into any Work Product any material owned by a third party, including music, footage, images, likenesses, or trademarks, without the Company’s prior approval and the appropriate license, release, or clearance. The Executive shall obtain and deliver to the Company appropriate releases from any talent, contributor, or contractor whose contributions are incorporated into Work Product.

7. TERMINATION

7.1  Death.  The Executive’s employment terminates automatically upon the Executive’s death.

7.2  Disability.  The Company may terminate the Executive’s employment if the Executive is unable, with or without reasonable accommodation, to perform the essential functions of the Executive’s position for a period of ninety (90) consecutive days, or for one hundred twenty (120) days in any twelve (12) month period, by reason of physical or mental illness or injury (“Disability”). This Section shall be applied in a manner consistent with the Americans with Disabilities Act and other applicable law.

7.3  Termination by the Company for Cause.  The Company may terminate the Executive’s employment immediately for Cause. “Cause” means: (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty, or moral turpitude; (b) any act of fraud, embezzlement, misappropriation, or material dishonesty by the Executive with respect to the Company or the Subsidiary; (c) the Executive’s material breach of this Agreement, including Sections 3, 6, or 8, or of any fiduciary duty owed to the Company; (d) the Executive’s willful failure or refusal to perform the Executive’s material duties or to follow the lawful directives of the Board; (e) the Executive’s gross negligence or willful misconduct in the performance of duties that causes material harm to the Company;

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

(f) the Executive’s material violation of the Company’s written policies or of any applicable law or regulation in connection with the Company’s business; or (g) the occurrence with respect to the Executive of any event that would constitute a disqualifying event under Rule 262 under the Securities Act of 1933, as amended, or that would otherwise cause the Company to be ineligible to rely on Regulation A or any other exemption from registration. In the case of clauses (c), (d), and (f), if the circumstance is reasonably capable of cure, the Company shall give the Executive written notice describing it and thirty (30) days to cure, and Cause shall exist only if the Executive fails to cure within that period.

7.4  Termination by the Company Without Cause.  The Company may terminate the Executive’s employment without Cause at any time upon thirty (30) days’ written notice to the Executive.

7.5  Termination by the Executive for Good Reason.  The Executive may terminate employment for Good Reason. “Good Reason” means, without the Executive’s written consent: (a) a material diminution in the Executive’s title, duties, authority, or responsibilities; (b) a reduction in the Base Salary rate (excluding any accrual or deferral permitted by Section 4.2); or (c) a material breach of this Agreement by the Company. The Executive must give the Company written notice within thirty (30) days after the initial occurrence of the circumstance, the Company shall have thirty (30) days to cure, and, if the circumstance is not cured, the Executive must terminate employment within thirty (30) days after the end of the cure period.

7.6  Resignation Without Good Reason.  The Executive may resign without Good Reason upon thirty (30) days’ written notice to the Company. The Company may waive all or part of the notice period, in which case employment terminates on the date specified by the Company and the Executive is entitled to Base Salary through that date only.

7.7  Accrued Obligations.  Upon any termination of employment, the Company shall pay the Executive (or the Executive’s estate): (a) Base Salary earned through the date of termination, including any Base Salary accrued and unpaid under Section 4.2; (b) unreimbursed business expenses properly incurred and documented; and (c) any vested benefits required to be provided under the terms of an applicable plan or by law (collectively, the “Accrued Obligations”). The Accrued Obligations shall be paid within thirty (30) days after the date of termination, except that Base Salary accrued under Section 4.2 shall be paid in accordance with that Section, and except as otherwise required by applicable law.

7.8  Severance.  If the Company terminates the Executive’s employment without Cause under Section 7.4, or if the Executive terminates for Good Reason under Section 7.5, then, in addition to the Accrued Obligations and subject to Section 7.9, the Company shall continue to pay the Executive the Base Salary, in accordance with its regular payroll practices, for a period of three (3) months following the date of termination, or for the remainder of the then-current Term, whichever is shorter (the “Severance”). No Severance is payable upon termination for Cause, resignation without Good Reason, death, Disability, or non-renewal under Section 1.3.

7.9  Release.  Payment of the Severance is conditioned upon the Executive’s execution and non-revocation, within sixty (60) days after the date of termination, of a general release of claims in a form reasonably acceptable to the Company, which release shall not impair any right of the Executive to indemnification, to accrued and unpaid Base Salary, to vested benefits, or to communicate with any governmental agency as described in Section 6.3.

7.10  Return of Property.  Upon termination of employment, or earlier upon the Company’s request, the Executive shall promptly return to the Company all property of the Company and the Subsidiary in the Executive’s possession or control, including equipment, footage, project files, source materials, records, credentials and passwords for platform and social media accounts, and all documents and copies containing Confidential Information, and shall permanently delete any such materials from personal devices and accounts. The Executive shall cooperate in transferring administrative control of all platform, social media, domain, hosting, and software accounts used in the Company’s business.

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

7.11  Resignation from Offices.  Upon termination of employment for any reason, the Executive shall be deemed to have resigned, effective as of the date of termination, from all offices and directorships of the Company and the Subsidiary then held by the Executive, and shall execute any documents reasonably requested to confirm those resignations.

8. RESTRICTIVE COVENANTS

8.1  Non-Competition During Employment.  During the Term, the Executive shall not, directly or indirectly, engage in, own any interest in (other than up to two percent (2%) of the publicly traded securities of any company), manage, operate, control, be employed by, render services to, or participate in the ownership, management, operation, or control of any business that competes with the business of the Company or the Subsidiary as then conducted or as then proposed to be conducted, in each case without the prior written consent of the Board.

8.2  Post-Termination Non-Competition.  For a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not, within any geographic area in which the Company or the Subsidiary then conducts or distributes its content, directly or indirectly engage in, or render services substantially similar to those rendered to the Company to, any business that develops, produces, or monetizes AI-assisted digital video content for distribution on third-party platforms in direct competition with the Company. This Section does not restrict the Executive from working in the film and media industry generally, from directing, writing, or producing motion pictures or series that do not compete with the Company’s then-existing or then-planned projects, or from any activity in which the Company and the Subsidiary are not then engaged.

8.3  Non-Solicitation.  For a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly: (a) solicit, induce, or attempt to induce any employee, contractor, or consultant of the Company or the Subsidiary to terminate or reduce that relationship; or (b) solicit or attempt to divert the business of any distributor, platform partner, sponsor, advertiser, or licensee with which the Company or the Subsidiary had a business relationship, or was in active negotiations, during the twelve (12) months preceding the termination, in each case for the purpose of providing goods or services competitive with those of the Company. General advertisements not targeted at such persons, and the hiring of persons who respond to them, are not a breach of clause (a).

8.4  Non-Disparagement.  During the Term and for two (2) years thereafter, neither Party shall make any statement, oral or written, that is intended to disparage the other Party or, in the case of the Executive, the Company’s officers, directors, or products. Nothing in this Section restricts truthful statements made in connection with any legal proceeding, any communication protected by Section 6.3, or any disclosure required by law.

8.5  Reasonableness; Reformation.  The Executive acknowledges that the covenants in this Section 8 are reasonable in scope, duration, and geographic area, are necessary to protect the Company’s legitimate business interests, including its Confidential Information, Work Product, and platform and industry relationships, and do not unreasonably restrict the Executive’s ability to earn a living. If a court of competent jurisdiction determines that any covenant is unenforceable as written, the covenant shall be reformed and enforced to the maximum extent permitted by applicable law, and, if it cannot be reformed, it shall be severed without affecting the remaining provisions of this Agreement. The covenants of this Section 8 shall be governed by, and their enforceability determined under, the law of the jurisdiction in which enforcement is sought to the extent that jurisdiction’s law would otherwise apply notwithstanding Section 10.2.

8.6  Equitable Relief.  The Executive acknowledges that a breach of Section 6 or Section 8 would cause the Company irreparable harm for which monetary damages would be an inadequate remedy, and agrees

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

that the Company is entitled to seek injunctive relief and specific performance, without the necessity of posting a bond, in addition to any other available remedy.

9. REPRESENTATIONS; INDEMNIFICATION; SECTION 409A

9.1  Executive Representations.  The Executive represents and warrants that: (a) the Executive is under no contractual, statutory, or other obligation that would prevent or restrict the Executive from entering into this Agreement or performing the Executive’s duties; (b) the Executive will not use or disclose to the Company any confidential information or trade secret of any former employer or other third party; (c) the Executive is authorized to work in the United States and will timely furnish the documentation required to complete Form I-9; and (d) no event described in Rule 262(a) under the Securities Act of 1933, as amended, has occurred with respect to the Executive.

9.2  Company Representations.  The Company represents and warrants that it is duly incorporated and validly existing under the laws of the State of Wyoming and that the execution, delivery, and performance of this Agreement have been duly authorized by the Board and do not conflict with its Articles of Incorporation, Bylaws, or any agreement to which it is a party.

9.3  Indemnification; Insurance.  The Company shall indemnify and advance expenses to the Executive, in the Executive’s capacity as an officer and director, to the fullest extent permitted by the Wyoming Business Corporation Act and by the Company’s Articles of Incorporation and Bylaws, in each case as in effect from time to time. The Company may, in the Board’s discretion, obtain and maintain directors’ and officers’ liability insurance covering the Executive; the Parties acknowledge that no such insurance is in effect as of the Effective Date. The Executive acknowledges that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable. This Section survives termination of this Agreement.

9.4  Section 409A.  This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), and shall be interpreted accordingly. Each installment payable hereunder is a separate payment for purposes of Section 409A, and payments made within the short-term deferral period are intended to be exempt. If any payment constitutes deferred compensation subject to Section 409A and is payable on account of a termination of employment, it shall be paid only upon a “separation from service” within the meaning of Section 409A, and, if the Executive is a “specified employee” at that time, payment shall be delayed for six (6) months to the extent required. If a payment period spans two taxable years, payment shall be made in the second year. Nothing in this Agreement obligates the Company to indemnify the Executive for any tax, interest, or penalty imposed under Section 409A.

9.5  Clawback.  Any compensation paid under this Agreement is subject to recoupment to the extent required by applicable law, by any rule of a securities exchange or quotation system on which the Company’s securities are listed or quoted, or by any clawback policy the Company adopts.

10. MISCELLANEOUS

10.1  Notices.  All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, one business day after deposit with a nationally recognized overnight courier, three business days after mailing by certified or registered mail (return receipt requested, postage prepaid), or when sent by electronic mail with confirmation of transmission, addressed, if to the Company, to East West International, Inc., 5023 West 120th Avenue, PMB #324, Broomfield, Colorado 80020-5606, Attention: Board of Directors, and, if to the Executive, to the most recent address in the Company’s records, or to such other address as a Party may designate by notice.

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

10.2  Governing Law.  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Wyoming, without regard to its conflict-of-laws principles, subject to Section 8.5.

10.3  Venue.  Each Party submits to the non-exclusive jurisdiction of the state and federal courts located in the State of Wyoming for any action arising out of or relating to this Agreement, and waives any objection based on venue or forum non conveniens. Nothing in this Section limits either Party’s right to seek injunctive relief in any court of competent jurisdiction, or the Executive’s right to bring any claim in a forum in which venue is provided by statute.

10.4  Entire Agreement.  This Agreement, together with Schedule 1, constitutes the entire agreement between the Parties regarding the Executive’s employment and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, on that subject.

10.5  Amendment; Waiver.  This Agreement may be amended or waived only by a writing signed by the Executive and by a duly authorized member of the Board (other than the Executive). No waiver of any breach constitutes a waiver of any other or subsequent breach.

10.6  Assignment; Successors.  The Executive may not assign this Agreement or delegate any duty hereunder; the services to be rendered are personal in nature. The Company may assign this Agreement to any successor to all or substantially all of its business or assets, and this Agreement binds and inures to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

10.7  Severability.  If any provision of this Agreement is held invalid, illegal, or unenforceable, that provision shall be ineffective only to the extent of the invalidity, and the remaining provisions shall continue in full force and effect.

10.8  Survival.  Sections 6, 7.7 through 7.11, 8, 9.3, 9.4, 9.5, and 10 survive the termination or expiration of this Agreement.

10.9  Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which is an original and all of which together constitute one instrument. Signatures delivered electronically or by scanned image have the same effect as original signatures.

10.10  Construction.  Headings are for convenience only. This Agreement shall not be construed against the Party that drafted it. The Executive acknowledges that the Executive has had the opportunity to review this Agreement with counsel of the Executive’s own choosing, and that counsel to the Company represents the Company only and does not represent the Executive.

10.11  Board Approval.  This Agreement was approved by the Board of Directors of the Company, with the Executive abstaining, as a related-party transaction, and shall be disclosed in the Company’s filings to the extent required by applicable law.

[SIGNATURE PAGE FOLLOWS]

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the Effective Date first written above.

THE COMPANY:

EAST WEST INTERNATIONAL, INC.

By:	/s/ Ted D. Campbell II
Name:	Ted D. Campbell II
Title:	Executive Vice President and Director, for and on behalf of the Board of Directors
Date:	June 15, 2025

THE EXECUTIVE:

Signature:	/s/ Nezar Mohamed
Name:	Nezar Mohamed
Date:	June 15, 2025

EXECUTIVE EMPLOYMENT AGREEMENT - EAST WEST INTERNATIONAL, INC. / NEZAR MOHAMED

SCHEDULE 1 - PRIOR WORKS

Pursuant to Section 6.9 of the Executive Employment Agreement, the Executive lists below all works, projects, and intellectual property owned or co-owned by the Executive before the Effective Date that are excluded from the assignment of Work Product. If no items are listed, the Executive represents that there are no Prior Works.

Title / description of work	Date created; ownership; whether co-owned; registration (if any)
1.None	None – Not Applicable
2.	________________________________________________
3.	________________________________________________
4.	________________________________________________

Note: Works created by or for East West Productions, LLC before June 9, 2025 are owned by that entity and, following the Company’s acquisition of all of its membership interests on that date, are owned indirectly by the Company. Such works are not Prior Works and should not be listed above.

Executive signature:	/s/ Nezar Mohamed
Print name:	Nezar Mohamed
Date:	June 15, 2025